UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 15, 2009, at 10:00 p.m. Eastern time, Discovery Channel will begin broadcasting “Treasure Quest,” an 11-episode television series that covers some of Odyssey Marine Exploration Inc.’s shipwreck exploration operations and related activities during 2008. Although the series will depict Odyssey personnel, both employees and independent consultants, Odyssey does not have editorial control of the show. The final editing of each episode is performed by the independent production company and/or Discovery Channel. Thus, there may be implications made which are not necessarily those intended to be communicated by Odyssey.

Additionally, Odyssey believes that the episodes may contain opinions, estimates, predictions, forecasts and similar statements regarding Odyssey, its business and operations, shipwrecks and other matters that are made by Discovery Channel, the producers of the series, and other third-parties not associated or affiliated with Odyssey.

Any opinions, estimates, predictions, forecasts or similar statements made by Discovery Channel, the producers of the series, or other third-parties, whether or not employed or contracted by Odyssey, are theirs alone and do not represent opinions, estimates, predictions, or forecasts of Odyssey or its management. Odyssey does not, by being the subject of the series, imply its endorsement of or concurrence with such opinions, estimates, predictions, forecasts or similar statements, and any statements made by Odyssey personnel as edited and displayed in the series are similarly not intended to represent the opinions, estimates, predictions or forecasts of Odyssey or its management.

Information regarding Odyssey, its business and operations, shipwrecks, and related other matters contained in the series should not be relied upon as investment information nor be the basis for any investment decision. Any investment decision should only be made after careful consideration of all available information about Odyssey. Odyssey files annual, quarterly, and current reports, proxy statements, and other information with the United States Securities and Exchange Commission. Such materials are available at the SEC’s Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549 or by visiting the SEC’s Internet site at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: January 15, 2009	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer